Exhibit 23.5

Huddleston & Co., Inc.
Petroleum and Geological Engineers
1 Houston Center
1221 McKinney, Suite 3700
Houston, Texas 77010

Phone (713) 209-1100 · Fax (713) 752-0828

January 13, 2009

Mr. Martin H. Eden
Chief Financial Officer
Gran Tierra Energy Inc. (Gran Tierra)
300, 611-10th Ave SW
Calgary, Alberta T2R 0B2

Re:         Gran Tierra Registration Statement
Form S-8
Filed with the U.S. Securities Exchange Commission

Dear Mr. Eden:

As the former independent reserve engineers for Argosy Energy International (“Argosy”), Huddleston & Co., Inc. (“Huddleston”) hereby confirms that it has granted and not withdrawn its consent to the reference to Huddleston’s review of Argosy’s reserves in the form and context incorporated by reference by Gran Tierra in this Form S-8 registration statement, as amended, filed with the U.S. Securities and Exchange Commission.

Respectfully submitted,

HUDDLESTON & CO, INC.

/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
President